Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2021 with respect to the consolidated financial statements of Boxlight Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Our report dated March 31, 2021 contains an explanatory paragraph which states the following:

The Company has changed its method of accounting for revenue recognition in 2019 with the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

October 14, 2021